nStor Technologies, Inc.
                                          Exhibit 21

                                 Subsidiaries of the Company
                                             and
                             State of Incorporation or Formation

nStor Corporation, Inc.                                   Delaware

nStor Technologies, Asia, Inc.                            Florida